NEWS BULLETIN

FOR FURTHER INFORMATION:

POINT.360
7083 HOLLYWOOD BLVD. SUITE 200
HOLLYWOOD, CA 90028
Nasdaq:  PTSX


AT THE COMPANY:
Alan Steel
Executive Vice President
(323) 860-6206


FOR IMMEDIATE RELEASE
January 8, 2003

                      POINT.360 EXTENDS OPTION TO PURCHASE
                         THREE POST-PRODUCTION ENTITIES


HOLLYWOOD, CA, January 8, 2003 - Point.360 (Nasdaq: PTSX), a leading provider of media asset management services, today announced that it had extended its option to purchase three post-production subsidiaries of Alliance Atlantis Communications Inc. ("Alliance Atlantis") of Toronto, Canada, from December 31, 2002 to March 21, 2003.

The option consists of the right to purchase Toronto-based Tattersall Casablanca Sound Inc. ("Tattersall Casablanca") and Calibre Digital Design Inc. ("Calibre"), and Halifax-based Salter Street Digital Limited ("Salter Digital"). Tattersall Casablanca is a Golden Reel and Emmy award winning sound and picture post-production service provider. Calibre is an award winning provider of digital visual effects and 2D and 3D animation. Salter Digital provides sound and picture post-production services principally for the Eastern Canadian market.

Haig S. Bagerdjian, Point.360's Chairman, President and Chief Executive Officer, said: "The option was extended by mutual agreement of the Company and Alliance to provide sufficient time to complete due diligence and arrange financing for the transaction. We are excited about the geographical expansion and relationship with AACI afforded by this acquisition opportunity. AACI is the largest Canadian broadcaster, creator and distributor of filmed entertainment."

ABOUT ALLIANCE ATLANTIS

Alliance Atlantis Communications Inc. is a leading vertically integrated broadcaster, creator and distributor of filmed entertainment with ownership interests in 18 specialty channels, including five established operating channels: Showcase, Life Network, History Television, HGTV Canada, and Food Network Canada; and nine recently launched developing channels: Series+, Historia, Showcase Action, Showcase Diva, The Independent Film Channel Canada, Discovery Health Channel Canada, BBC Canada, BBC Kids, and National Geographic Channel Canada; and four channels in which the Company has minority interests:
Scream, The Score, PrideVision TV and One: the Body, Mind and Spirit Channel.

The Company's principal business activities are conducted through three operating groups: the Broadcast Group, the Motion Picture Distribution Group and the Entertainment Group. Headquartered in Toronto, Alliance Atlantis operates offices in Los Angeles, London, Montreal, Dublin, Edmonton, Halifax, Shannon and Sydney. The Company's common shares are listed on the Toronto Stock Exchange - trading symbols AAC.A, AAC.B and on NASDAQ - trading symbol AACB. The Company's Web site is www.allianceatlantis.com.

ABOUT POINT.360

Point.360 is one of the largest providers of video and film asset management services to owners, producers and distributors of entertainment and advertising content. Point.360 provides the services necessary to edit, master, reformat, archive and ultimately distribute its clients' film and video content, including television programming, spot advertising, feature films and movie trailers.


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The  Company  delivers  commercials,  movie  trailers,  electronic  press  kits, infomercials and syndicated programming, by both physical and electronic means, to hundreds of broadcast outlets worldwide.

The Company provides worldwide electronic distribution, using fiber optics, satellites, and the Internet.

Point.360's interconnected facilities in Los Angeles, New York, Chicago, Dallas and San Francisco provide service coverage in each of the major U.S. media centers. Clients include major motion picture studios such as Universal, Disney, Fox, Sony Pictures, Paramount, MGM, and Warner Bros. and advertising agencies TBWA Chiat/Day, Saatchi & Saatchi and Young & Rubicam.

FORWARD-LOOKING STATEMENTS

Certain statements in Point.360 press releases may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, without limitation (i) statements concerning the Company's projected revenues, earnings, cash flow and EBITDA; (ii) statements of the Company's management relating to the planned focus on internal growth and acquisitions; (iii) statements concerning reduction of facilities and actions to streamline operations; (iv) statements on actions being taken to reduce costs and improve customer service; and (v) statements regarding new business and new acquisitions. Such statements are inherently subject to known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements of the Company to be materially different from those expected or anticipated in the forward looking statements. In addition to the factors described in the Company's SEC filings, including its quarterly reports on Form 10-Q and its annual reports on Form 10-K, the following factors, among others, could cause actual results to differ materially from those expressed herein: (a) lower than expected net sales, operating income and earnings; (b) less than expected growth, even following the refocus of the Company on sales and streamlined operations; (c) actions of competitors including business combinations, technological breakthroughs, new product offerings and marketing and promotional successes; (d) the risk that anticipated new business may not occur or be delayed; and (e) general economic conditions that adversely impact the Company's customers' willingness or ability to purchase or pay for services from the Company. Furthermore, there is a risk that the Company will not exercise its option to purchase the Alliance Atlantis subsidiaries, in which case the Company would be required to write off approximately $900,000 of the value of warrants and cash attributable to the option. The Company has no responsibility to update forward-looking statements contained herein to reflect events or circumstances occurring after the date of this release.